Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Wendy Kelley, Investor Relations

858-882-9876
IR@leapwireless.com

Jennifer Wilbur, Media Relations
858-882-9238
PR@cricketcommunications.com

Leap Announces Stockholder Approval of Proposed Combination with AT&T

SAN DIEGO – October 31, 2013 - Leap Wireless International, Inc. (NASDAQ: LEAP) announced that stockholders at yesterday’s special meeting voted to approve the proposed merger transaction with AT&T.

“We are pleased with the outcome of yesterday’s vote and thank all of our stockholders for their support,” said Doug Hutcheson, Leap’s chief executive officer. “Stockholder approval is an important milestone on our path to completing the merger with AT&T. I’d like to thank the dedicated representatives from both companies who are working hard to complete the transaction.”

More than 99% of the votes cast at Wednesday’s special meeting were voted in favor of the proposed merger agreement and over 78% of the votes cast voted in favor of the advisory proposal regarding executive compensation.

The transaction remains subject to customary closing conditions, including the review by the Federal Communications Commission and the Department of Justice.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.